Exhibit 99.1

Contact:	Tom Frank, CFO
(484) 947-2000

For Immediate Release

Nobel Learning Communities, Inc. Announces Improved Fourth Quarter and Fiscal Year Results

West Chester, PA, September 7, 2005 - Nobel Learning Communities, Inc. (NASDAQ: NLCI), a for-profit provider of education and school management services for the preschool through 12th grade market, today reported improved financial results for the fourth quarter and fiscal year ended July 2, 2005. These unaudited results include improved gross profit, cash flow from operations, earnings and lower debt.

References to the fourth quarter and year for fiscal 2005 refer to the thirteen week and fifty-two week periods ended July 2, 2005, respectively. The fourth quarter of fiscal 2004 contained two additional days versus the fourth quarter of fiscal 2005. The fiscal year 2004, ended July 3, 2004, contained four additional days versus fiscal year 2005.

Fourth quarter revenues from continuing operations for fiscal 2005 were approximately $43,483,000, an increase of 4.1% over the $41,766,000 reported for the fourth quarter fiscal 2004. The two additional days in the fourth quarter of fiscal 2004 amounted to approximately $615,000 in revenues. On a comparable days basis, revenue in the fourth quarter of fiscal 2005 increased by approximately $2,332,000 or 5.7% over the same period a year earlier.

Gross profit for the fourth quarter of fiscal 2005 increased to approximately $7,330,000 or 16.9% of revenue from approximately $6,429,000 or 15.4% of revenue for the fourth quarter of fiscal 2004. The two additional days in the fourth quarter of fiscal 2004 added approximately $114,000 in gross profit. On a comparable days basis, gross profit in the fourth quarter of fiscal 2005 increased by approximately $1,015,000 or 16.1%. Fourth quarter net income for fiscal 2005 was approximately $1,962,000 or $0.20 per diluted share compared to fourth quarter fiscal 2004 net loss of $(5,038,000) or $(0.78) per diluted share.

During the fourth quarter of fiscal 2004, the Company recorded approximate pre-tax charges as follows: a goodwill impairment charge of $2,273,000, asset impairment charges for continuing operations of $1,095,000 and reserves, asset and goodwill impairment charges for discontinued operations of $4,608,000. The after tax impact of these charges decreased net income by approximately $4,945,000 or $0.75 per diluted share for the fourth quarter of fiscal 2004.

The improved results for fourth quarter fiscal 2005, after eliminating the effect of fourth quarter fiscal 2004 charges discussed above, result primarily from tuition increases of approximately 3.3%, an increase in enrollment at certain comparable schools, improved school labor management, lower interest expense and a reduction in loss from discontinued operations. Total comparable school revenue for the fourth quarter of fiscal 2005, based on a comparable number of days, increased approximately 4.3%.

The Company ended fiscal 2005 and 2004 with 149 schools. Revenue from continuing operations for the fiscal year ended July 2, 2005 was approximately $164,204,000, an increase of 3.7% over $158,361,000 for the fiscal year ended July 2, 2004. The four additional days in fiscal 2004 added approximately $1,934,000 in revenue. On a comparable number of days basis, revenue in fiscal 2005 increased by approximately $7,777,000 or 5.0% over fiscal 2004.

Gross profit for fiscal 2005 increased approximately 6.1% to $21,756,000 or 13.2% of revenue, from approximately $20,514,000 or 13.0% of revenue in fiscal 2004. The additional four days in fiscal 2004 added approximately $568,000 in gross profit. On a comparable day basis, gross profit for fiscal 2005 increased by approximately $1,810,000 or 9.1%. Net income for fiscal 2005 was approximately $2,516,000 or $0.26 per diluted share compared to a loss of $(6,081,000) or approximately $(1.01) per share for fiscal 2004.

In fiscal 2005, the Company recorded a charge of $1,500,000 to reserve the remainder of a note receivable from Total Education Solutions, Inc. (“TES”) related to a loan made by the Company in 2000. The after tax impact of this charge on fiscal 2005 was a decrease in net income of approximately $930,000 or $0.09 per diluted share. Net income for fiscal 2005 without the reserve for the note receivable from TES would have been approximately $3,446,000 or $0.35 diluted earnings per share.

During fiscal 2004, the Company recorded approximate pre-tax charges as follows: a goodwill impairment charge of $2,273,000, asset impairment charges for continuing operations of $1,095,000 and reserves, asset and goodwill impairment charges for discontinued operations of $4,608,000, an interest expense charge of $720,000 relating to a refinancing, a charge to general and administrative expense of $1,500,000 relating to payments due to two former executives. The after tax impact of these charges was a decrease in net income of approximately $6,322,000 or $0.97 per diluted share for fiscal 2004.

The improved results for fiscal year 2005, after eliminating the effect of fiscal year 2004 charges discussed above, resulted primarily from tuition increases, improved gross profit in the Company’s schools, lower interest expense and a reduction in losses, net of taxes, from the Company’s discontinued operations. Total comparable school revenue for fiscal 2005, based on a comparable number of days, increased approximately 4.0%.

Results for fiscal year 2005 include:

•	An increase in gross margins, to approximately 13.2% from 13.0% a year earlier;

•	Cash flow from operating activities of approximately $12,890,000, an increase of $1,834,000 or 16.6% over fiscal 2004;

•	A reduction in debt of approximately $9,875,000, from $25,336,000 to $15,461,000;

•	A reserve of a note to Total Education Solutions, Inc. of $1,500,000 (pre-tax);

•	Lower interest expense of approximately $940,000 (pre tax).

George Bernstein, President and CEO of Nobel Learning Communities, Inc. commented: “We are very pleased with the strong improvement in the operating performance of our schools and our increased net income. Our fourth quarter showed strong margin improvement and real revenue growth. For fiscal 2005, cash flow, margins and income are up while debt is significantly lower. Operating income increased approximately $4,102,000 over last year and our schools have shown enrollment growth for the first time in three years.”

“Most importantly, the Company returned to profitability, showing that our new initiatives are working. Our marketing programs appear to be attracting new students and our investments in curriculum, training and development and school physical plants appear to be strengthening our competitive positioning and reducing our attrition rate. We opened one pre-elementary school in July 2005 increasing our total school count to 150.”

“We also strengthened our balance sheet and simplified our capital structure. During fiscal 2005, we reduced debt by approximately $9,875,000 and have had no borrowings under our revolving credit facility. We retired our 13 1/4% sub-debt four years early and lowered the interest rate on our senior debt. In addition, we successfully converted two classes of preferred stock into common stock and, while not an indicator of future performance, our stock has performed well in the market.”

Nobel Learning Communities, Inc. operates 150 schools in 13 states consisting primarily of private schools and programs for learning challenged children clustered within established regional learning communities. The Company receives over 96% of its revenue from private pay sources.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market conditions, competitive conditions including tuition price sensitivity, execution of growth strategy, changes in labor force reducing demand or need for private schools and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company’s filings with the SEC. These statements are based only on management’s knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

Nobel Learning Communities, Inc.

Consolidated Statements of Operations

For the Quarter and Year Ended July 2, 2005 and July 3, 2004

(In thousands except per share data)

(Unaudited)

	For the Quarter Ended		For the Year Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Revenues	$43,483	$41,766	$164,204	$158,361

Gross profit	7,330	6,429	21,756	20,514
Goodwill and other asset impairments	216	3,368	216	3,368
General and administrative expenses	3,528	3,448	14,548	14,256

Operating income (loss)	3,586	(387)	6,992	2,890
Interest expense	613	747	2,692	3,632
Other (income) expense	(53)	14	(184)	(45)

Income (loss) from continuing operations before income taxes	3,026	(1,148)	4,484	(697)
Income taxes expense	1,123	124	1,677	257

Income (loss) from continuing operations	1,903	(1,272)	2,807	(954)
Income (loss) from discontinued operations, net of taxes	59	(3,766)	(291)	(5,127)

Net income (loss)	1,962	(5,038)	2,516	(6,081)
Preferred stock dividends	148	133	642	516

Income (loss) available to common stockholders	$1,814	$(5,171)	$1,874	$(6,597)

Weighted average common shares:
Basic	7,450	6,618	7,064	6,512
Diluted	9,810	6,618	9,719	6,512

Basic income (loss) per share:
Income (loss) from continuing operations	$0.23	$(0.21)	$0.31	$(0.22)
Discontinued operations	0.01	(0.57)	(0.04)	(0.79)

Income (loss) per share	$0.24	$(0.78)	$0.27	$(1.01)

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.19	$(0.21)	$0.29	$(0.22)
Discontinued operations	0.01	(0.57)	(0.03)	(0.79)

Income (loss) per share	$0.20	$(0.78)	$0.26	$(1.01)

Selected Balance sheet data:	As of July 2, 2005	As of July 3, 2004
Cash and cash equivalents	$2,925	$2,716
Property and equipment, net (Including assets held for sale)	26,007	29,162
Goodwill and intangible assets, net	36,937	37,167
Total debt	15,461	25,336
Stockholders' equity	$37,390	$34,275

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